Exhibit 5.1

February 21, 2024

Element Solutions Inc
500 East Broward Boulevard, Suite 1860
For Lauderdale, Florida 33394

Re: Post Effective Amendment No. 1 to Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Element Solutions Inc (f/k/a Platform Specialty Products Corporation), a Delaware corporation (the “Company”) in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-196698) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”). Such Registration Statement relates to the registration by the Company of up to 4,309,574 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Element Solutions Inc 2024 Employee Stock Purchase Plan (the “Plan”). The Company’s stockholders approved the Plan, effective March 1, 2024 (the "Effective Date"). As of the Effective Date, the Plan will replace the Element Solutions Inc 2014 Employee Stock Purchase Plan (the "Prior Plan") and accordingly, no further purchases will be made under the Prior Plan on and after the Effective Date. The Company is not registering any additional shares of Common Stock that were not previously approved by the Company’s stockholders under the Prior Plan and previously registered with the SEC under the Registration Statement.
In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company's Certificate of Incorporation, as amended (3) the Company's Amended and Restated Bylaws, (4) the Plan, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.
This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.
Our opinion expressed herein is specifically limited to the laws of the State of Delaware and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
Sincerely,
/s/ Greenberg Traurig, P.A.
GREENBERG TRAURIG, P.A.

Greenberg Traurig, P.A. / Attorneys at Law                                www.gtlaw.com